
UNITED STATES
VETERAN

Higher education that makes a difference.

Third Quarter 2019 Results
November 12, 2019

Presented by:

Angela Selden
President and CEO

Richard Sunderland, CPA
Executive VP and CFO

apei AMERICAN PUBLIC EDUCATION, INC.

Safe Harbor Statement

Statements made in this presentation regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expenses and earnings, and plans with respect to recent, current and future initiatives (including efforts to rebuild the nursing platform as well as information technology replacements and upgrades), investments and partnerships. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.



apei AMERICAN PUBLIC EDUCATION, INC.

Recent Developments

- **APUS Net Course Registrations.** The temporary exhaustion of Navy TA funds adversely impacted net course registrations during the period.
- **Increasing the Number of Military Learners with *No Out-of-Pocket Costs.*** APUS recently extended tuition grants for active-duty military and their family members pursuing either undergraduate or master's level courses.

  APUS book grant extended to active-duty military students at the master's level.
- **Enhancing The Student Experience.** Recent tuition increase intended to support investments in academic learning and student operations.

  APUS plans to implement a new LMS, CRM and other systems that enable additional learning modalities to serve new market segments.
- **Rebuilding Our Nursing Platform.** HCN's growth recovery plan aims to improve student outcomes and retention, as well as increase enrollment of college-ready students.

APUS NET COURSE REGISTRATIONS BY PRIMARY FUNDING SOURCE

THREE MONTHS ENDING SEPTEMBER 30, 2019

	% Change (Y/Y)
Cash/Other	+1.0%
VA	-1.4%
FSA	-5.2%
TA	-9.5%
Total	**-5.0%**


34.9% TA
26.4% FSA
24.1% VA
14.5% Other

apei AMERICAN PUBLIC EDUCATION, INC.

Financial Results Summary

- Consolidated revenues decreased by 7% to $67.9 million, compared to $73.0 million in the same period of 2018.
- Net loss of $1.6 million, or $0.10 per diluted share, compared to net income of $5.5 million, or $0.33 per diluted share, in the prior year period.
- Adjusted net income for the third quarter of 2019 was $1.8 million, or $0.11 per diluted share. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the appendix.
- Total cash and cash equivalents as of September 30, 2019 were approximately $210.1 million, compared to $212.1 million as of December 31, 2018.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2019	2018	2019	2018
Costs and expenses:				
Instructional costs and services	40.2%	38.6%	39.6%	39.3%
Selling and promotional	23.4%	19.4%	21.3%	19.5%
General and administrative	32.4%	26.4%	27.9%	25.3%
Loss on disposals of long-lived assets	0.6%	0.3%	0.2%	0.4%
Impairment of goodwill	2.2%	—	3.5%	—
Depreciation and amortization	5.5%	5.9%	5.5%	5.9%
Total costs and expenses	104.3%	90.6%	98.0%	90.4%

$67.9M
Consolidated Revenues

$0.11/share
Adjusted EPS (diluted)

638,620
Repurchased Shares

$210.1M
Cash & Equivalents

APEI Outlook

FOURTH QUARTER 2019

These statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

	Fourth Quarter 2019 Approximate Y/Y Change
APUS Net course registrations[1] by new students	-1% to +3%
APUS Net course registrations[1]	-2% to +2%
HCN Student enrollment[2]	-24%
HCN New student enrollment[2]	-20%
APEI Consolidated revenue	-7% to -3%
APEI Consolidated net income per share*	$0.35 to $0.40

APUS technology transformation project is expected to cost approximately $1.0 million pre-tax for the fourth quarter of 2019. This amount is included in APEI's outlook for the fourth quarter of 2019.

*Net income per share includes an estimate for stock repurchases that may occur during the fourth quarter of 2019.

apei AMERICAN PUBLIC EDUCATION, INC.

1.APUS Net course registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2.HCN Student enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.



Higher education that makes a difference

apei AMERICAN PUBLIC EDUCATION, INC.

Contact
Chris Symanoskie, IRC
Vice President, Investor Relations csymanoskie@apei.com

Appendix

GAAP to Adjusted Net Income Reconciliation

The following table sets fourth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the three and nine months ended September 30, 2019 and 2018:

(In thousands, except per share data)

	Three Months Ended September 30,			
	2019		2018	
	$	Per Share	$	Per Share
Net (loss) income:	$ (1,638)	$ (0.10)	$ 5,499	$ 0.33
Add adjustments:				
Impairment of goodwill	1,481	0.09	—	—
Compensation expense adjustment	2,814	0.17	—	—
Tax effect of the non-GAAP adjustment	(835)	(0.05)	—	—
Adjusted net income:	$ 1,822	$ 0.11	$ 5,499	$ 0.33
Weighted average number of diluted common shares outstanding:	16,121		16,658	

	Nine Months Ended September 30,			
	2019		2018	
	$	Per Share	$	Per Share
Net income:	$ 4,294	$ 0.26	$ 16,546	$ 1.00
Add adjustments:				
Impairment of goodwill	7,336	0.44	—	—
Voluntary reduction in force	—	—	1,714	0.10
Compensation expense adjustment	2,814	0.17	—	—
Tax effect of the non-GAAP adjustment	(2,450)	(0.15)	(447)	(0.03)
Adjusted net income:	$ 11,994	$ 0.72	$ 17,813	$ 1.07
Weighted average number of diluted common shares outstanding:	16,487		16,628	

apei AMERICAN PUBLIC EDUCATION, INC.